Exhibit 99.2

NEWS RELEASE

For Information:

Robin Brown

Executive Vice President

(803) 951-0507

rbrown@firstcommunitysc.com

Shell Knox Berry Named to First Community Board of Directors

LEXINGTON, S.C., October 1, 2026 – First Community Corporation, headquartered in Lexington, South Carolina, and the holding company of First Community Bank, today announced that Shell Knox Berry of Augusta, Georgia, has been named to its board of directors.

"We’re pleased to welcome Shell to the First Community team," said First Community Corporation President and CEO Mike Crapps. “Her perspective on business, philanthropy and community development, and especially her background in investment banking, will be invaluable to our board as we continue to grow and serve the communities we call home. Shell’s alignment with our bank’s cultural beliefs and our corporate purpose of impacting lives for success and significance make her an excellent choice to help lead our company through her service on our board.”

Berry is president and CEO of the Community Foundations for the Central Savannah River Area (CSRA), where she has served since 2015. Under her leadership, the organization has grown from more than $60 million in assets to over $215 million and has made more than $180 million in grants supporting a wide range of charitable needs. Her professional background includes investment banking roles in Chicago and Atlanta, ownership of a retail franchise business, and non-profit development.

She currently serves on the boards of HUB Augusta Collaborative, Augusta Economic Development Authority, Augusta Tomorrow and Union Presbyterian Seminary. She recently served as co-chair of the Georgia Grantmakers Alliance. Her prior volunteer service includes leadership roles with Westobou, Historic Augusta, Symphony Orchestra Augusta Endowment and other community organizations.

Berry holds a bachelor’s degree in communications from Wake Forest University and a Master of Management from the Kellogg School of Management at Northwestern University. She is a graduate of Leadership Georgia and Leadership Augusta and is an elder at Reid Memorial Presbyterian Church.

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending, financial planning/investment advisory services, and SBA/USDA lending. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont regions of South Carolina, as well as Augusta and Atlanta, Georgia. For more information, visit www.firstcommunitysc.com.

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